MINING OPTION AGREEMENT

THIS AGREEMENT is made for reference April 15, 2011

AMONG:

FIRST MAJESTIC SILVER CORP., a company incorporated under the laws of British Columbia and having an office at Suite 1805 – 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2

("**First Majestic**")

AND: **MINERA EL PILON S.A. DE C.V.**, a company incorporated under the laws of Mexico and having an office at Suite 1805 – 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2

(the "**Subsidiary**", together with First Majestic, the "**Owner**")

AND:

SONORA RESOURCES CORP., a company incorporated under the laws of Nevada and having an office at Suite 305- 3120 South Durango, Las Vegas, Nevada 89117

(the "**Optionee**")

WHEREAS:

A. The Subsidiary is a wholly-owned subsidiary of First Majestic and the registered and beneficial owner of certain mining concessions as set out in Schedule "A" attached hereto located in Jalisco State, México and known generally as the Jalisco group of properties (collectively, the "**Property**");

B. The Owner has agreed to grant to the Optionee the sole and exclusive option to acquire up to an undivided 90% interest in and to the Property and the Optionee desires to obtain the option on the terms and subject to the conditions described herein.

THEREFORE in consideration of the mutual covenants and agreements in this Agreement, the parties agree as follows:

1. Definitions and Interpretation

1.1 For the purposes of this Agreement:

"**Affiliate**" means any person, partnership, joint venture, corporation or other form of enterprise, which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

"**Agreement**" means this mining option agreement, including any amendments and modifications hereof, and all schedules, which are incorporated herein by this reference;

"**Business Day**" means any day, other than a Saturday or Sunday, on which banks in Vancouver, British Columbia, Canada are open for commercial banking business during normal banking hours;

"**Carried Interest**" means a 10% legal and beneficial interest in the Property, at all times reserved by the Owner;

"**Commercial Production**" means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom (excluding bulk sampling, pilot plant or test operations);

"**Confidential Information**" - means any and all proprietary information respecting the Property, including but not limited to, any and all geological, geochemical, geophysical and title data, records, reports, drill hole logs, assays, calculations, opinions, maps, charts, documents and other information, written, oral or any other form of communication, however recorded and stored;

"**Expenditures**" means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by the Optionee from the date hereof in connection with the exploration, development and mining of the Property; including moneys expended toward assessments and in maintaining the Property in good standing and in applying for and securing all necessary leases or permits; moneys expended toward assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis; costs of acquiring research materials, reports and data; costs of paying the fees, wages, salaries, traveling expenses, and fringe benefits (whether or not required by law) of all persons engaged directly in work with respect to and for the benefit of the Property and in paying for the food, lodging and other reasonable needs of such persons;

"**Feasibility Study**" means a feasibility study as defined in National Instrument 43-101 – *Standards of Disclosure for Mineral Projects*, and includes a study showing the feasibility of bringing the Property or any portion thereof into Commercial Production at a commercially acceptable rate of return on capital, in such form and detail and using such assumptions as to prices as are customarily and reasonably done at such time by major North American mining companies in determining the viability of projects similar to the Property, and shall include a reasonable assessment of the reserves and their amenability to processing, a complete description of the work, equipment and supplies required to bring the Property into Commercial Production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations supported.

"**Joint Venture**" means the joint venture to be formed between the Owner and the Optionee in respect of the Property following the exercise of the First Option, the Second Option or the Third Option, as applicable;

"**Joint Venture Agreement**" means the joint venture agreement to be entered into between the Owner and the Optionee and containing the material provisions set out in Schedule "B" attached hereto;

"**Lien**" means any lien, security interest, mortgage, charge, encumbrance, or other claim of a third party, whether registered or unregistered, and whether arising by agreement, statute or otherwise;

"**NSR Royalty**" means the net smelter return royalty payable to the Owner equal to 2.375% of the Net Smelter Returns of the Property, calculated as set forth in Schedule "B" for all minerals derived from the Property;

"**Option**" means, together, the First Option, the Second Option and the Third Option;

"**Option Period**" means, together, the First Option Period, the Second Option Period and the Third Option Period;

"**Property**" means the Jalisco group of properties, as more particularly described in Schedule "A" attached hereto; and

"**Shares**" means common shares in the capital of the Optionee.

1.2 For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(b) the word "including", when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(c) any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(d) any reference to "party" or "parties" means the Owner, the Optionee, or either of them, as the context requires;

(e) the headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement;

(f) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa; and

(g) all references to currency refer to United States dollars.

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1.3 The following are the Schedules to this Agreement, and are incorporated into this Agreement by reference:

Schedule "A": The Property
Schedule "B": Material provisions in the Joint Venture Agreement
Schedule "C": Net Smelter Royalty

Wherever any term or condition, expressed or implied, in any of the Schedules conflicts or is at variance with any term or conditions of this Agreement, the terms or conditions of this Agreement will prevail.

2. Representations and Warranties of First Majestic, the Subsidiary and the Optionee

2.1 Each of First Majestic and the Subsidiary, jointly and severally, represents and warrants to the Optionee that, as of the date of this Agreement:

(a) it is a valid and subsisting corporation duly incorporated, continued or amalgamated and in good standing under the laws of the jurisdictions in which it is incorporated, continued or amalgamated;

(b) it has been duly authorized to enter into, and to carry out its obligations under, this Agreement;

(c) it has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to carry out its obligations under this Agreement, and is not under any disability which would prevent or prohibit it from dealing with its interest in the Property;

(d) the consummation of this Agreement will not conflict with nor result in any breach of its constating documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which it is a party or by which it is bound or to which it may be subject;

(e) neither the execution and delivery of this Agreement nor any of the agreements referred to or contemplated in this Agreement, nor the consummation of the transactions contemplated in this Agreement conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(f) to the best of its knowledge, information and belief, the execution and delivery of this Agreement, and the performance of its obligations in this Agreement, will not violate or result in the breach of the laws of any jurisdiction applicable to it;

(g) there are no complaints, administrative proceedings or litigation, existing, or, to the best of its knowledge, information and belief, pending or threatened, with respect to the validity of the claims comprising the Property and, to the best of its knowledge, the Property is free and clear of and from all Liens;

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(h) no person, firm or corporation, other than First Majestic, the Subsidiary and the Optionee pursuant to this Agreement, has any interest in the Property or in production from the Property;

(i) the Subsidiary holds all permits, licences, consents and authorities issued by any government or governmental authority, which are necessary in connection with the ownership and operation of its business and the ownership of the Property;

(j) to the best of its knowledge, the claims comprising the Property have been properly staked, located and recorded pursuant to the applicable laws and regulations of Mexico;

(k) to the best of its knowledge, the Property does not contain any hazardous or toxic material, pollution or other adverse environmental conditions that may give rise to any environmental liability under any applicable environmental laws, regulations, rules or by-laws, there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related to the Property, and it has not received any notice of the same and it is not aware of any basis on which any such order or direction could be made; and

(l) there are no actual or pending proceedings for, and it is unaware of any basis for, the institution of any proceedings leading to the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent parties.

2.2 The Subsidiary represents and warrants to the Optionee that, as of the date of this Agreement, the Subsidiary is the recorded and beneficial owner of the right, title and interest in and to the Property and each claim comprising the Property is a valid and subsisting mineral claim in good standing and are properly and accurately described in Schedule "A" attached hereto.

2.3 Each of First Majestic and the Subsidiary, jointly and severally, represents and warrants to the Optionee that, as of the date of this Agreement, the Subsidiary has the exclusive right, power and authority to grant the Option to the Optionee and to dispose of all its interest in the Property and no person, firm or corporation has any proprietary or possessory interest in the Property other than First Majestic and the Subsidiary and, other than the NSR Royalty, no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any mineral products removed from the Property.

2.4 The representations and warranties contained in Sections 2.1, 2.2 and 2.3 are provided for the exclusive benefit of the Optionee, and a breach of any one or more representations or warranties may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Sections 2.1, 2.2 and 2.3 will survive the execution and delivery of this Agreement.

2.5 The Optionee represents and warrants to the Owner that:

(a) the Optionee is a valid and subsisting corporation duly incorporated, continued or amalgamated and in good standing under the laws of the jurisdictions in which it is incorporated, continued or amalgamated;

(b) the Optionee has been duly authorized to enter into, and to carry out its obligations under, this Agreement;

(c) the Optionee has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to be bound by its terms;

(d) the consummation of this Agreement will not conflict with nor result in any breach of its constating documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which the Optionee is a party or by which the Optionee is bound or to which the Optionee may be subject;

(e) no proceedings are pending for, and the Optionee is unaware of any basis for, the institution of any proceedings leading to the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(f) the authorized capital of the Optionee consists of an unlimited number of common shares of which 85,250,000 are currently issued and outstanding;

(g) the Shares, when issued, will be issued and fully paid and non-assessable common shares;

(h) the Optionee is not a "reporting issuer" in any Province of Canada; and

(i) the Optionee is not an "OTC reporting issuer" as such term is defined in BC Instrument 51-509- *Issuers Quoted on the U.S. Over-The-Counter Market*.

2.6 The representations and warranties contained in Section 2.5 are provided for the exclusive benefit of the Owner, and a breach of any one or more representations or warranties may be waived by the Owner in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 2.5 will survive the execution and delivery of this Agreement.

3. Issuance of Shares

3.1 In consideration of the Subsidiary granting the Option on the terms contained in this Agreement, the Optionee shall concurrently with the execution of this Agreement issue an aggregate of 10,000,000 Shares to First Majestic.

3.2 First Majestic acknowledges that the Shares will not be free trading upon issuance however Sonora Resources Corp shall use its reasonable best efforts to file with the Securities Exchange Commission and have declared effective a registration statement (a "**Registration Statement**") qualifying the Shares and to maintain the Registration Statement effective for a period of not less than two years from the date it is declared effective.

3.3 In the event:

(a) a Registration Statement has not been filed and declared effective within 12 months of the date of this Agreement; or

(b) the Optionee fails to maintain the Registration Statement effective (except due to a maximum of two blackout periods caused by a material change, neither of which exceeds 30 days) for a period of at least two years from its effective date (or earlier if First Majestic has disposed of the Shares);

the Optionee shall issue First Majestic an additional 2,000,000 Shares.

4. First Option

4.1 The Owner hereby grants to the Optionee the sole and exclusive option (the "**First Option**") to acquire an undivided 50% interest in and to the Property by incurring an aggregate of $3,000,000 in Expenditures (the "**First Expenditure Requirements**") no later than the third anniversary of this Agreement (the "**First Option Period**") on the Property.

4.2 Failure by the Optionee to make the Payments and incur the Expenditures within the First Option Period (subject to any agreed extensions between the parties), will result in the termination of the First Option, with no right, interest or title in and to the Property having been earned by the Optionee.

4.3 As soon as reasonably practicable, the Optionee will provide to the Owner a notice, together with supporting documentation reasonably acceptable to the Owner, evidencing that the Optionee has incurred the First Expenditure Requirements.

4.4 The Owner and the Optionee acknowledge and agree that upon completion of the First Expenditure Requirements and delivering notice to the Owner pursuant to Section 4.3 above together with supporting documentation reasonably acceptable to the Owner, the Optionee shall be deemed to have exercised the First Option and, provided the Optionee is not otherwise in default of this Agreement, the Optionee shall be deemed to have earned a 50% interest in and to the Property and the Owner shall immediately convey to the Optionee a 50% interest in and to the Property in a legal and binding format acceptable to the Optionee, in its sole discretion.

4.5 Unless the Optionee determines that it wishes to elect to earn the Second Option (as defined below) in accordance with Section 5.1 below, the Joint Venture will be deemed to be formed between the parties in regards to the Property.

4.6 Except as specifically provided elsewhere herein, this is an option agreement only and until the exercise of the First Option, nothing herein contained and no act done hereunder shall obligate the Optionee to do any further act or acts and in no event shall this Agreement or any act done be construed as an obligation of the Optionee to do or perform any work on or with respect to the Property.

5. Second Option

5.1 Upon the exercise of the First Option, the Optionee will have the sole and exclusive option (the "**Second Option**") to acquire an additional undivided 20% interest in and

to the Property by incurring an additional $2,000,000 in Expenditures (for an aggregate of $5,000,000) (the "**Second Expenditure Requirements**") no later than the fifth anniversary of this Agreement (the "**Second Option Period**") on the Property. The Optionee must provide notice to the Owner within 120 days of the exercise of the First Option that it intends to proceed with the Second Option (the "**Second Option Notice**").

5.2 As soon as reasonably practicable, the Optionee will provide to the Owner a notice, together with supporting documentation reasonably acceptable to the Owner, evidencing that the Optionee has incurred the Second Expenditure Requirements.

5.3 Failure by the Optionee to incur the Second Expenditure Requirements within the Second Option Period (subject to any agreed extensions between the parties) or failure of the Optionee to deliver the Second Option Notice within 120 days of the exercise of the First Option, will result in the immediate termination of the Second Option, with the Optionee holding a 50% interest in and to the Property and the Joint Venture will thereupon be deemed to be formed.

5.4 The Owner and the Optionee acknowledge and agree that upon completion of the Second Expenditure Requirements and delivering notice to the Owner pursuant to Section 5.2 above together with supporting documentation reasonably acceptable to the Owner, the Optionee shall be deemed to have exercised the Second Option and, provided the Optionee is not otherwise in default of this Agreement, the Optionee shall be deemed to have earned a 70% interest in and to the Property and the Owner shall immediately convey to the Optionee a 70% interest in and to the Property in a legal and binding format acceptable to the Optionee, in its sole discretion. Unless the Optionee determines that it wishes to elect to earn the Third Option (as defined below) in accordance with Section 6.1 below, the Joint Venture will be deemed to be formed between the parties in regards to the Property.

6. Third Option

6.1 Upon the exercise of the Second Option, the Optionee will have the sole and exclusive option (the "**Third Option**") to acquire an additional undivided 20% interest in and to the Property by completing a Feasibility Study on the Property no later than the seventh anniversary of this Agreement (the "**Third Option Period**") on the Property. The Optionee must provide notice to the Owner within 120 days of the exercise of the Second Option that it intends to proceed with the Third Option (the "**Third Option Notice**").

6.2 As soon as reasonably practicable, the Optionee will provide to the Owner a notice that the Feasibility Study has been completed together with a copy of the Feasibility Study.

6.3 The Owner and the Optionee agree that the Feasibility Study will be completed by a mutually acceptable qualified party.

6.4 Failure by the Optionee to complete a Feasibility Study reasonably acceptable to the Owner within the Third Option Period (subject to any agreed extensions between the parties) or the failure of the Optionee to deliver the Third Option Notice within 120 days of exercise of the Second Option, will result in the immediate termination of the Third Option, with the Optionee holding a 70% interest in and to the Property and the Joint Venture will thereupon be deemed to be formed.

6.5 The Owner and the Optionee acknowledge and agree that upon completion of a Feasibility Study reasonably acceptable to the Owner and delivering notice to the Owner pursuant to Section 6.2 above, the Optionee shall be deemed to have exercised the Third Option and, provided the Optionee is not otherwise in default of this Agreement, the Optionee shall be deemed to have earned a 90% interest in and to the Property and the Owner shall immediately convey to the Optionee a 90% interest in and to the Property in a legal and binding format acceptable to the Optionee, in its sole discretion.

6.6 Upon exercise of the Third Option, the Joint Venture will be deemed to be formed.

7. NSR Royalty

7.1 The Optionee acknowledges that on commencement of Commercial Production, the Property will be subject to the NSR Royalty in favour of the First Majestic.

8. Carried Interest

8.1 The Optionee acknowledges and agrees that the Owner shall, at all times after the Optionee has earned a 90% interest in the Property, maintain its Carried Interest in the Property. For greater certainty, the Owner shall not be required to make any payments or pay any *pro rata* portion of expenses related to the Property to retain the Carried Interest upon Optionee having earned its 90% interest. Any dilution formula agreed on by the parties pursuant to the Joint Venture shall not affect the Carried Interest.

9. Joint Venture

9.1 As soon as reasonably practicable after the formation of the Joint Venture in accordance with Sections 4, 5 or 6, the Optionee and the Owner will negotiate in good faith and finalize the Joint Venture Agreement and, pending execution of the Joint Venture Agreement, the parties will conduct themselves in accordance with the terms of this Agreement.

9.2 The Optionee, or its affiliate, will be the operator for all work conducted on the Property during the Option Period and will be the initial operator once the Joint Venture between the parties has been formed.

10. Property Exploration and Maintenance

10.1 The Optionee will provide the Owner with periodic budgets for the work to be conducted on the Property, which budgets will be subject to approval by the Owner, acting reasonably. If the Owner does not approve a proposed budget it will have the option to provide a revised budget to the Optionee for approval. If the parties cannot agree on a proposed budget in a reasonable amount of time the matter will be referred to a mutually acceptable qualified third party, familiar with the Property to set a budget for the exploration work to be conducted on the Property for that period of time set forth in the initial budget proposed by the Optionee. The

Optionee will have the option at any time to pay for additional exploration work on the Property in excess of the amounts set forth in any of the approved budgets.

10.2 The Optionee agrees that it will submit such reports of its exploration activities on the Property to the Owner to permit the Owner to file such reports with the appropriate government authorities as may be required to maintain the Property in good standing during the Option Period.

10.3 The Owner shall maintain the Property in good standing by doing and filing all assessment work or making payments in lieu thereof and by performing all other acts which may be necessary in order to keep the Property in good standing and free and clear of all Liens and other charges. Provided that the Optionee has not delivered to the Owner notice of termination of this Agreement and provided the Joint Venture has not yet been formed, the Optionee shall reimburse the Owner for all such payments.

10.4 The Optionee agrees that it will provide to the Owner, if requested by the Owner in writing, copies of invoices, work sheets and other like data provided or rendered by other parties to the Optionee in connection with the Expenditures.

11. Recording of Agreement

The Owner and the Optionee will execute and deliver such additional documentation as legal counsel for the Owner and the Optionee, respectively, determine is necessary in order to duly register and record in the appropriate registration and recording offices notice that the Owner's interest in and to the Property is subject to and bound by the terms of this Agreement.

12. Obligations During the Option Period

12.1 The Optionee covenants and agrees with the Owner that during the Option Period the Optionee will:

(a) be responsible for all reclamation on the Property as a result of all work conducted on the Property by the Optionee during the term of this Agreement;

(b) do all work on the Property in a good and workmanlike manner and in accordance with sound mining and engineering practices and in compliance with all applicable laws, bylaws, regulations, orders, and lawful requirements of any governmental or regulatory authority and comply with all laws governing the possession of the Property, including, without limitation, those governing safety, pollution and environmental matters;

(c) permit the Owner, or their representatives duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times (upon prior notice and without interference with or obstruction of the operations of the Optionee and provided that the Owner will indemnify and save the Optionee harmless from and against any and all claims, suits, damages or losses of any kind or nature in any way arising from or caused by the entry, presence or activities of the Owner or a representative of the Owner on the Property, including without limitation, bodily injuries or death, or damage to the Property) and to all records

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and reports, if any, prepared by the Optionee in connection with work done on or with respect to the Property; and

(d) provide the Owner with all drill results, assays, surveys, analyses, maps, plans and other technical information with respect to the Property ("**Exploration Results**") as and when completed and provide the Owner with an annual summary of the work performed on the Property and the results obtained within 45 days of each year end. Such summary shall include copies of all Exploration Results for such year, and all other relevant factual information and materials not previously delivered together with a report of Expenditures incurred during the year.

12.2 During the Option Period, the Owner covenants and agrees with the Optionee that the Owner will:

(a) not do any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

(b) permit the Optionee and its duly authorized representatives, at their own risk and expense, access to the Property at all times and without disturbance and the Optionee shall be entitled to undertake all such tests, exploration and other mining work on the Property as it may require and shall be entitled to remove reasonable quantities of ore and rock from the Optionee for the purposes of bulk sampling and testing;

(c) promptly provide the Optionee with any and all notices and correspondence received by the Owner from government agencies in respect of the Property; and

(d) make available to the Optionee and its representatives all available relevant technical data, geological reports, maps, digital files, historical information with respect to previous exploration work conducted on the Property requested by the Optionee and other data with respect to the Property in the Owner's possession or control.

13. Rights and Obligations after Termination of Option

If this Agreement and the Option terminates pursuant to the provisions of Section 17.1, then the Optionee will deliver a deed of quit claim or other appropriate instrument to the Owner in recordable form whereby the Optionee will acknowledge and agree that it has no interest either legal or equitable in and to the Property.

14. No Encumbrances Against Property

During the Option Period, neither the Optionee nor the Owner will be entitled to grant any Lien of or upon the Property or any portion thereof without the prior written consent of the other party.

15. Confidential Information

15.1 All information obtained in connection with the performance of this Agreement will be deemed confidential and will be the exclusive property of the parties hereto. Except as provided in Section 15.2.

Confidential Information will not be disclosed to any third party or the public without the prior written consent of the other party, which consent will not be unreasonably withheld.

15.2 The consent required by Section 15.1 will not apply to a disclosure:

(a) to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b) to any third party to whom the disclosing party contemplates a transfer of all or any part of its interest in this Agreement;

(c) to a governmental agency or to the public which such party believes in good faith is required by pertinent laws or regulation or the rules of any applicable stock exchange; or

(d) to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by such party or its shareholders or Affiliates to meet, in part, its obligations under this Agreement.

16. Public Announcements

16.1 Subject to Section 15.2 and subject to applicable law and the policies of any applicable stock exchange, the parties will agree with each other on the form, content and timing of any public announcement regarding the Option and the Optionee may not make any public reference to the Owner without the prior written consent of First Majestic.

17. Default and Termination

17.1 This Agreement will terminate upon the earlier of:

(a) notice in writing of termination from the Optionee to the Owner up to the date of exercise of the First Option;

(b) the last day of the First Option Period, in the event the Optionee shall not have earned a 50% interest in the Property pursuant to Section 4.4; and

(c) the date of execution of the Joint Venture Agreement;

and in the event of such termination, this Agreement will, except (in the case of termination pursuant to Section 17.1(a) or (b)) for the provisions of Sections 3, 10, 13, 15 and 19, be of no further force and effect save and except for any obligations of the Optionee incurred prior to the effective date of termination including any fees relating to Section 10.2, if any, due during the 90 days following the date of the written notice.

17.2 If at any time during the Option Period a party is in default of any requirement of this Agreement or is in breach of any provision contained in this Agreement, then the party affected by the default (the "**Non-Defaulting Party**") may terminate this Agreement by giving written notice of termination to the other party but only if:

(a) it will have given to the other party written notice of the particular failure, default, or breach on the part of the other party; and

(b) the other party has not, within 30 days following delivery of such written notice of default, cured such default or commenced to cure such default, it being agreed by the Optionee that should it so commence to cure any default it will prosecute such cure to completion without undue delay;

and in the event of such termination, this Agreement will, except for the provisions of Sections 3, 10, 13, 15 and 19, be of no further force and effect save and except for any obligations of the Optionee incurred prior to the effective date of termination including any fees relating to Section 10.2, if any, due during the 90 days following the date of the written notice, and, in the event the Optionee has, prior to the date of such termination, earned a 50% or greater interest in the Property hereunder, the parties will negotiate and enter into the Joint Venture Agreement in accordance with Section 9.

18. Area of Interest

18.1 If at any time during the term of this Agreement any party stakes or otherwise acquires, directly or indirectly, any right to, title, or interest in any mineral claim, license, lease, grant, concession, permit, patent, or any other mineral property interests, including royalty interests, of any kind whatsoever (the "**Holding**") located wholly or partially within three kilometres of the external perimeter of the Property (the "**Area of Interest**"), then the acquiring party (the "**Acquiror**") shall forthwith give written notice to the other party (the "**Other Party**") of the acquisition (the "**Acquisition**") of such Holding and all details with respect to the nature of the Holding and if the Other Party accepts the terms and conditions of the Acquisition, then such Holding will form part of the Property and become subject to the terms of this Agreement.

18.2 If the Owner and Optionee mutually agree, either party may surrender or abandon some or all of the Property. If both the Owner and Optionee authorize any such surrender or abandonment, the Owner or the Optionee, as applicable, will assign to the other party, by deed, assignment or appropriate document, all of the surrendering party's interest in the Property to be abandoned or surrendered, and such property will cease to be a part of the Property. The surrendering party shall pay for the costs of surrendering any property. The other party shall assume all responsibility and liabilities, including but not limited to environmental liabilities, with regard to the surrendered or abandoned Property, with the sole exception being when a portion of the Property is abandoned or surrendered within 30 business days prior to any payment that is required to maintain such Property. In this instance the surrendering party shall make the payment in advance of deeding the Property to the other party.

19. Indemnity

19.1 The Owner covenants and agrees with the Optionee (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify

and save harmless the Optionee against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by the Optionee, directly or indirectly, by reason of or arising out of any warranties or representations on the part of the Owner herein being untrue or arising out of work done by the Owner on or with respect to the Property.

19.2 The Optionee covenants and agrees with the Owner (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Owner against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by reason of or arising out of any warranties or representations on the part of the Optionee herein being untrue or arising out of the Optionee and its duly authorized representatives accessing the Property.

20. Governing Law and Jurisdiction

This Agreement is construed and in all respects governed by the laws of the Province of British Columbia, and the parties submit to the non-exclusive jurisdiction of the courts of British Columbia.

21. Notices

21.1 All notices, payments and other required communications and deliveries to the parties hereto will be in writing, and will be addressed to the parties as follows or at such other address as the parties may specify from time to time:

(a) to the Owner:

First Majestic Silver Corp.
Suite 1805 – 925 West Georgia Street
Vancouver, British Columbia
V6C 3L2
Fax: 604-639-8873

(b) to the Optionee:

Sonora Resources Corp.
Suite 305 -3120 South Durango
Las Vegas, Nevada
89117
Fax: 702-543-7133

Notices must be delivered, sent by facsimile or mailed by pre-paid post and addressed to the party to which notice is to be given. If notice is sent by facsimile or is delivered, it will be deemed to have been given and received at the time of transmission or delivery. If notice is mailed, then it will be deemed to have been received seven Business Days following the date of the mailing of the notice. If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by facsimile or will be delivered.

21.2 Either party hereto may at any time and from time to time notify the other party in writing of a change of address and the new address to which a notice will be given thereafter until further change.

22. Assignment

The Option and the Optionee's rights hereunder may not be assigned, either in whole or in part, by the Optionee without the prior written consent of First Majestic.

23. Force Majeure

23.1 If either party is at any time during the Option Period prevented or delayed in complying with any of the provisions of this Agreement (the "**Affected Party**") by reason of strikes, lockouts, labour, power or fuel shortages, fires, wars, acts of God, civil disturbances, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the reasonable control of the Affected Party (provided that lack of sufficient funds to carry out exploration on the Property will be deemed not to be beyond the reasonable control of the Affected Party), then the time limited for the performance by the Affected Party of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay. Nothing in this Section 23.1 or this Agreement will relieve either Party from its obligation to maintain the claims comprising the Property in good standing and to comply with all applicable laws and regulations including, without limitation, those governing safety, pollution and environmental matters.

23.2 The Affected Party will give notice to the other party of each event of force majeure under Section 23.1 within seven days of such event commencing and upon cessation of such event will furnish the other party with written notice to that effect together with particulars of the number of days by which the time for performing the obligations of the Affected Party under this Agreement has been extended by virtue of such event of force majeure and all preceding events of force majeure.

24. Entire Agreement

This Agreement constitutes the entire agreement between the Owner and the Optionee and will supersede and replace any other agreement or arrangement, whether oral or in writing, previously existing between the parties with respect to the subject matter of this Agreement.

25. Consent or Waiver

No consent or waiver, express or implied, by either party hereto in respect of any breach or default by the other party in the performance by such other party of its obligations under this Agreement will be deemed or construed to be a consent to or a waiver or any other breach or default.

26. Further Assurances

The parties will promptly execute, or cause to be executed, all bills of sale, transfers, documents, conveyances and other instruments of further assurance which may be reasonably necessary or

advisable to carry out fully the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the parties hereto in and to the Property.

27. Severability

If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, then such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

28. Enurement

This Agreement enures to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

29. Amendments

This Agreement may only be amended in writing with the mutual consent of all parties.

30. Time

Time is of the essence of this Agreement and will be calculated in accordance with the *Interpretation Act* (British Columbia).

31. Counterparts

This Agreement may be executed in any number of counterparts and by facsimile transmission with the same effect as if all parties hereto had signed the same document. All counterparts will be construed together and constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

FIRST MAJESTIC SILVER CORP.

____
Authorized Signatory

MINERA EL PILON S.A. DE C.V.

Authorized Signatory

SONORA RESOURCES CORP.

Authorized Signatory

SCHEDULE "B"

to the Agreement among

FIRST MAJESTIC SILVER CORP., MINERA EL PILON S.A. DE C.V.
AND SONORA RESOURCES CORP.

MATERIAL PROVISIONS OF THE JOINT VENTURE AGREEMENT

Capitalized terms that are used in this Schedule "B" and not defined herein shall have the meanings ascribed to them in the Mining Option Agreement executed by the Owner and the Optionee on March ____, 2011 (the "**Agreement**").

It is understood and agreed that the provisions set forth herein shall be included in the Joint Venture Agreement that may be executed by the Owner and the Optionee after and if the Optionee earns the First Option, the Second Option or the Third Option, as applicable.

If the Optionee exercises the Option, then the Owner and Optionee will participate on a pro-rated basis with respect to the Property, subject to the Carried Interest and NSR Royalty.

If the Joint Venture Agreement is executed after the exercise of the First Option or Second Option the parties agree that if any party elects not to contribute to future exploration work it will be subject to the following dilution formula, subject at all times to the Owner's Carried Interest and NSR Royalty:

$A = (B/C) \times 100$

Where:

A = the revised participating interest of the non-funding party, expressed as a percentage.

B = the deemed and actual cash contributions of the non-funding partner; and

C= the total deemed and actual cash contributed to the joint venture by all of the parties;

and, in such calculations, the Subsidiary shall be deemed to have made a contribution as of the date of the Agreement equal to:

(a) $3,000,000 in the event that only the First Option has been exercised; and

(b) $2,143,000 in the event that the Second Option has been exercised.

Operator will be entitled to a management fee for operating the Property equal to 5% of allowable expenses during the exploration phase; 3% of allowable expenses during construction and development; and 3% of allowable expenses after mining has commenced.

SCHEDULE "C"

to the Agreement between

FIRST MAJESTIC SILVER CORP., MINERA EL PILON S.A. DE C.V.
AND SONORA RESOURCES CORP.

NET SMELTER RETURNS

Net Smelter Returns

"Net Smelter Returns" means 2.375% of the net amount of money received by Optionee for its own account from the sale of minerals or concentrates extracted and derived from the ore mined from the Property (**"Mineral Production"**) to a mill, smelter or other ore buyer after deduction of all Permissible Deductions.

"Permissible Deductions" means the aggregate (to the extent not previously deducted or accrued) that is paid or accrued in each monthly period relating to the Mineral Production as follows:

weighing, sampling, assaying and representation costs, and metal losses;

processor, refinery or smelter charges;

ore treatment charges, penalties , and any and all charges made by the purchaser of the Mineral Production;

any and all shipping, handling, forwarding and insurance costs which may be incurred in connection with the transportation of the Mineral Production;

all umpire charges which the purchaser may be required to pay; and

government imposed production, royalties and *ad valorem* taxes (excluding taxes on income).

M.A.

The Jalisco Group of Claims comprises six prospects located in the Jalisco state of México covering a total area of 5,240 hectares. The following figures and table shows the location and the different areas:


SAN MARTÍN DE BOLAÑOS
JALISCO GROUP OF CLAIMS
ZAPOPAN
GUADALAJARA

MINERA EL PILON S.A. de C.V.
JALISCO GROUP CLAIMS

Prospect	Claim	Hectares	Title	Municipality
Area Etzatlán (897 Ha)	Oconahua Fracc. I	18	218943	Etzatlán
	Oconahua Fracc. II	13	219015	Etzatlán
	Rodeo	43	224220	Etzatlán
	Veta Ancha	714	225988	Etzatlán
	Etzatlán	53	25/33267	Etzatlán
	Etzatlan Fracción	1	25/33267	Etzatlán
	Etzatlan Fracción I	55	25/33267	Etzatlán
Area La Purisima (142 Ha)	Ampl. La Purisima	61	191309	Guachinango
	La Purisima	81	191314	Guachinango
Area San Juan (96 Ha)	San Juan	96	217843	Ameca
Area Adriana (288)	Adriana	288	222837	Atengo
Area Tototlán (3,800 Ha)	La Bautista II	15	225740	Cuautla
	Tototlán del Oro	3,091	225968	Cuautla
	La Guerra	694	226676	Ayutla
Area Nuevo Poder (18)	Nuevo Poder Oro	18	226770	Pihuamo
	Total	**5,240**		